Filed Pursuant to Rule 424(b)(3)
Registration No. 333-282679

PROSPECTUS

1,601,238 Shares of Common Stock

This prospectus relates to the resale, from time to time, by the selling stockholders identified in this prospectus under the caption “Selling Stockholders,” or the Selling Stockholders, of up to 1,601,238 shares of our common stock, par value $0.0001 per share, or the Shares, issuable to the Selling Stockholders upon the exercise of warrants, or the Warrants, which Warrants were issued to the Selling Stockholders in September 2024.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders hereunder. We will, however, receive the net proceeds of any Warrants exercised for cash. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sale of the Shares. We will bear all costs, expenses, and fees in connection with the registration of the Shares.

The Selling Stockholders may sell the shares of our common stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The shares of common stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Our common stock is listed on the Nasdaq Capital Market under the symbol “VCNX.” On October 24, 2024, the closing price of our common stock was $3.39 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus and under similar headings in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 25, 2024.

ABOUT THIS PROSPECTUS

This prospectus relates to the resale by the Selling Stockholders identified in this prospectus under the caption “Selling Stockholders,” from time to time, of up to 1,601,238 shares of our common stock, par value $0.0001 per share. We are not selling any shares of our common stock under this prospectus, and we will not receive any proceeds from the sale of the Shares offered by the Selling Stockholders hereunder. We will, however, receive the net proceeds of any Warrants exercised for cash.

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or the SEC, using a shelf registration process. Under this registration statement, the Selling Stockholders may sell from time to time in one or more offerings the common stock described in this prospectus. It omits some of the information contained in the registration statement, and reference is made to the full registration statement for further information with regard to us and the securities being offered by the Selling Stockholders. Any statement contained in the prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise with the SEC is not necessarily complete, and in each instance, reference is made to the document filed. You should review the complete document to evaluate such statements.

You should carefully read this prospectus, any documents that we incorporate by reference in this prospectus and the information below under the captions “Where You Can Find More Information” and “Incorporation of Documents By Reference” before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with additional, different, or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus or any documents we incorporate by reference herein is accurate as of any date other than the date of each such document. Our business, financial condition, results of operations, and prospects may have changed since those dates.

This prospectus and the documents that are incorporated by reference herein contain certain market data and industry statistics and forecasts that are based on studies and clinical trials sponsored by Vaccinex or third parties, independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not verified any of this data. Further, many of these statements involve risks and uncertainties and are subject to change based on various factors, including those discussed or referenced under the caption “Risk Factors” in this prospectus and under similar captions in the documents that are incorporated by reference herein. Accordingly, investors should not place undue reliance on this information.

References in this prospectus to the terms “Vaccinex,” “the Company,” “we,” “our,” and “us,” or other similar terms, mean Vaccinex, Inc. and our subsidiaries, unless we state otherwise or the context indicates otherwise.

i

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus and in the documents we incorporate by reference. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus, any applicable free writing prospectus and the documents incorporated by reference herein and therein. You should read all such documents carefully, especially the risk factors and our consolidated financial statements and the related notes included or incorporated by reference herein or therein, before deciding to buy shares of our common stock.

Company Overview

We are a clinical-stage biotechnology company engaged in the discovery and development of targeted biotherapeutics to treat serious diseases and conditions with unmet medical needs, including neurodegenerative diseases, cancer, and autoimmune disorders. We believe we are the leader in the field of semaphorin 4D, or SEMA4D, biology and that we are the only company targeting SEMA4D as a potential treatment for neurodegenerative diseases, cancer, and autoimmune disorders. SEMA4D is an extracellular signaling molecule that regulates the activity of immune and inflammatory cells at sites of injury, cancer, or infection. We are leveraging our SEMA4D antibody platform and our extensive knowledge of SEMA4D biology to develop our lead product candidate, pepinemab, an antibody that we believe utilizes novel mechanisms of action. We are focused on developing pepinemab for the treatment of Alzheimer’s disease, or AD, Huntington’s Disease, or HD, head and neck cancer, and pancreatic cancer. Additionally, third party investigators are studying pepinemab in clinical trials in breast cancer, as well as in “window of opportunity” studies in other indications, including head and neck cancer, and melanoma.

We have developed multiple proprietary platform technologies and are developing product candidates to address serious diseases or conditions that have a substantial impact on day-to-day functioning and for which treatment is not addressed adequately by available therapies. We employ our proprietary platform technologies, including through our work with our academic collaborators, to identify potential product candidates for sustained expansion of our internal product pipeline and to facilitate strategic development and commercial partnerships. Our lead platform technologies include our SEMA4D antibody platform and our ActivMAb® antibody discovery platform. Our lead product candidate, pepinemab, is currently in clinical development for the treatment of AD, head and neck, pancreatic and breast cancer, through our efforts or through investigator-sponsored trials. Our additional product candidates, VX5 (CXCL13 Mab) and CXCR5 Mab are in earlier stages of development and were selected using our ActivMAb platform. We believe our multiple platform technologies position us well for continued pipeline expansion and partnership opportunities going forward.

Our current research and development activities primarily relate to clinical development in the following indications:

•

Alzheimer’s Disease. We initiated a randomized, placebo-controlled, multi-center Phase 1/2a clinical study of pepinemab in AD, or the SIGNAL-AD trial, in 2021. This trial is based on evidence from the SIGNAL clinical trial in HD that showed treatment with pepinemab reduced cognitive decline and induced a sharp increase in glucose metabolism in the brain during HD disease progression as detected by conventional FDG-PET imaging. Previous studies in AD have shown that decline in glucose metabolism correlates with cognitive decline. In April 2023, we reached our enrollment target for the Phase 1b/2 SIGNAL-AD study evaluating pepinemab as a potential treatment for people with Mild Cognitive Impairment (MCI) or mild dementia due to AD. All 50 participants have completed 12 months of treatment, and SIGNAL-AD topline data was reported on July 31, 2024. An important secondary endpoint of the study was to determine whether pepinemab prevents decline in brain metabolic activity consistent with blocking astrocyte reactivity as evidenced by an increase in FDG-PET imaging signal in a major brain region known to be affected by disease progression. This was determined over the course of 12-months of treatment with pepinemab relative to placebo. Pepinemab treatment resulted in a statistically significant increase (p=0.0297) in FDG-PET signal in the medial temporal cortex of patients with Mild Cognitive Impairment, or MCI, due to AD. The trial results indicate that pepinemab may be most effective in patients with very early stage symptoms, e.g., MCI, due to AD.

•

Cancer Studies. We and others have shown that SEMA4D, the target of pepinemab, is highly expressed in head and neck cancer where it impedes recruitment and activation of cytotoxic T cells that can attack the tumor while also inducing differentiation of myeloid derived suppressor cells that inhibit any remaining tumoricidal immune activity. Head and neck cancer is, therefore, a cancer in which immunotherapy with pepinemab in combination with a checkpoint inhibitor such as KEYTRUDA® (pembrolizumab) could be uniquely effective. We have entered into a collaboration with Merck, Sharp & Dohme, which is supplying KEYTRUDA, for first-line treatment of head and neck cancer patients, and have analyzed interim data from the first 36 patients in the study. In a similar arrangement, we are collaborating with Merck KGaA (EMD Serono in the United States), which is supplying BAVENCIO® (avelumab), another checkpoint inhibitor, for combination with pepinemab in pancreatic cancer. Pepinemab is also being evaluated by third parties in investigator-sponsored trials for breast cancer, and in multiple “window of opportunity” studies in additional cancer indications.

•

Huntington’s Disease. We have currently paused our research efforts for HD. We evaluated pepinemab for the treatment of HD in our Phase 2 SIGNAL trial. Topline data for this trial, consisting of 265 subjects, was reported in late September 2020. Although the study did not meet its prespecified primary endpoints, it provided important new information, including evidence of cognitive benefit and a reduction in brain atrophy and increase in brain metabolic activity in patients with manifest disease symptoms. An improved study design would focus on patients with early signs of cognitive or functional deficits since they appeared to derive the greatest treatment benefit. We are evaluating our development strategy in terms of business opportunity and other near-term clinical activities. To advance planning for a potential Phase 3 study of pepinemab in HD, we requested a Type C meeting with the Food and Drug Administration, or the FDA, to discuss details of the study design and key endpoints. We received requested clarifications regarding suitable endpoints for regulatory review from the FDA, and these will be incorporated in a possible future Phase 3 study.

Our Corporate Information

We were incorporated under the laws of the State of Delaware in April 2001. Our principal executive offices are located at 1895 Mount Hope Avenue, Rochester, New York 14620, and our telephone number is (585) 271-2700. Our website address is www.vaccinex.com. Our website and the information contained on or accessible through our website are not incorporated by reference in, and are not considered part of, this prospectus, and any reference to our website is intended to be an inactive textual reference only. You should not rely on any such information in making your decision to purchase our common stock.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” and will remain a smaller reporting company while we have determined that either (i) the market value of our stock held by non-affiliates was less than $250 million as of the last business day of our most recently completed second fiscal quarter or (ii) our annual revenue was less than $100 million during our most recently completed fiscal year and the market value of our stock held by non-affiliates was less than $700 million as of the last business day of our most recently completed second fiscal quarter. As of December 31, 2023, we ceased to be an “emerging growth company,” but we remain a smaller reporting company as defined in the Jumpstart Our Business Startups Act of 2021. We therefore may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies, including many of the same exemptions from disclosure obligations that are available to emerging growth companies, such as reduced disclosure obligations regarding executive compensation. We may take advantage of one or more of these reporting exemptions until we are no longer a smaller reporting company.

Offered Shares

On September 17, 2024, we entered into inducement letter agreements, or the Inducement Letter Agreements, with the Selling Stockholders, which were holders of existing warrants to purchase shares of our common stock, or the Existing Warrants. Pursuant to the Inducement Letter Agreements, the Selling Stockholders agreed to exercise the Existing Warrants at a reduced exercise price in consideration of the Company’s agreement to issue the Warrants, which were issued and sold in a private placement at a price of $0.125 per Warrant. Each Warrant has an initial exercise price equal to $5.636 per share, was immediately exercisable, and expires September 18, 2029. We are filing this registration statement to cover the resale of the 1,601,238 Shares underlying the Warrants.

Nasdaq Minimum Stockholders Equity Requirement

On April 11, 2024, we received a letter from the Listing Qualifications staff, or the Nasdaq Listing Staff, of The Nasdaq Stock Market, or Nasdaq, notifying us that we no longer complied with the requirement under Nasdaq Listing Rule 5550(b)(1) to maintain a minimum of $2.5 million in stockholders’ equity for continued listing on the Nasdaq Capital Market, or the Equity Standard, or the alternative requirements of having a market value of listed securities of $35 million or net income from continuing operations of $500,000 in the most recently completed fiscal year or two of the last three most recently completed fiscal years, or the Alternative Standards. The notification letter had no immediate effect on our listing on the Nasdaq Capital Market. On June 5, 2024, Nasdaq notified us that we had been provided an extension to regain and evidence compliance on or before September 30, 2024.

On October 7, 2024, we received a letter from the Nasdaq Listing Staff stating that we had not regained compliance with the Equity Standard or the Alternative Standards and that, as a result, unless we timely request an appeal of this determination to a Nasdaq Hearings Panel, Nasdaq would move to suspend trading of our common stock and to have our securities delisted from the Nasdaq Capital Market. We timely appealed the determination, which automatically stayed any suspension or delisting action pending the Hearings Panel’s decision and the expiration of any additional extension period granted by the Hearings Panel following the hearing. As a result, our common stock is expected to remain listed on the Nasdaq Capital Market through at least that time. However, there can be no assurance that the Hearings Panel will grant our request for continued listing or that we will be able to demonstrate compliance with the Equity Standard or the Alternative Standards within any additional compliance period that may be granted by the Hearings Panel.

The Offering

Shares of common stock offered by the Selling Stockholders:	1,601,238 shares of common stock

Terms of this offering:	The Selling Stockholders may sell, transfer or otherwise dispose of any or all of the Shares offered by this prospectus from time to time as described under the caption “Plan of Distribution” in this prospectus.

Use of proceeds:	All proceeds from the sale of shares of common stock offered hereby will be for the account of the Selling Stockholders. We will not receive any proceeds from the sale of common stock offered hereunder, although we will receive the net proceeds of any Warrants exercised for cash. See the caption “Use of Proceeds” in this prospectus.

Risk factors:	Investing in our common stock involves a high degree of risk and purchasers of our common stock may lose their entire investment. See the information under the caption “Risk Factors” on page 5 of this prospectus and the other information included elsewhere in this prospectus and incorporated by reference herein for a discussion of factors you should consider before deciding to invest in our securities.

Nasdaq Capital Market symbol:	VCNX

When we refer to the Selling Stockholders in this prospectus, we are referring to the Selling Stockholders identified in this prospectus and, as applicable, their permitted transferees, or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents incorporated by reference in this prospectus before you decide to purchase our common stock. In particular, you should carefully consider and evaluate the risks and uncertainties described in “Part I – Item 1A. Risk Factors” of our most recent Annual Report on Form 10-K and “Part II – Item 1A. Risk Factors” of our most recent Quarterly Report on Form 10-Q, as updated by the additional risks and uncertainties set forth or incorporated by reference herein. Additional risks and uncertainties that we are unaware of or that we believe are not material at this time could also materially adversely affect our business, financial condition, or results of operations. Any of these risks and uncertainties could materially and adversely affect our business, results of operations, and financial condition, which in turn could materially and adversely affect the trading price or value of our common stock. As a result, you could lose all or part of your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements” for information relating to these forward-looking statements.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which statements involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this prospectus or the documents incorporated herein by reference, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “intends,” “continue,” and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

The forward-looking statements in this prospectus include, among other things, statements about:

•	our ability to continue as a going concern;

•	our ability to regain compliance with the Nasdaq listing requirements;

•	our ability to service our outstanding debt obligations;

•	our estimates regarding our expenses, future revenues, anticipated capital requirements and our needs for additional financing;

•	the implementation of our business model and strategic plans for our business and technology;

•	the timing and success of the commencement, progress and receipt of data from any of our preclinical and clinical trials;

•	our expectations regarding the potential safety, efficacy, or clinical utility of our product candidates;

•	the expected results of any clinical trial and the impact on the likelihood or timing of any regulatory approval;

•	the difficulties in obtaining and maintaining regulatory approval of our product candidates;

•	the rate and degree of market acceptance of any of our product candidates;

•	the success of competing therapies and products that are or become available;

•	regulatory developments in the United States and foreign countries;

•	current and future legislation regarding the healthcare system;

•	the scope of protection we establish and maintain for intellectual property rights covering our technology;

•	developments relating to our competitors and our industry;

•	our failure to recruit or retain key scientific or management personnel or to retain our executive officers;

•	the performance of third parties, including collaborators, contract research organizations and third-party manufacturers;

•	the development of our commercialization capabilities, including the need to develop or obtain additional capabilities; and

•	our use of the proceeds from the offerings of our securities.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in greater detail in the risk factors in our most recent Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q, and other filings we make with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, after the date of this prospectus, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events, or otherwise.

USE OF PROCEEDS

The net proceeds from any disposition of the Shares will be received by the Selling Stockholders. We will not receive any of the proceeds from any such Shares offered by this prospectus. We will, however, receive the net proceeds of any Warrants exercised for cash. We have agreed to pay all costs, expenses, and fees relating to the registration of the Shares covered by this prospectus.

SELLING STOCKHOLDERS

This prospectus covers 1,601,238 shares of our common stock that may be sold or otherwise disposed of by the Selling Stockholders.

The following table sets forth certain information with respect to the Selling Stockholders, including (i) the shares of our common stock beneficially owned by the Selling Stockholders prior to this offering, (ii) the number of shares being offered by the Selling Stockholders pursuant to this prospectus, and (iii) the Selling Stockholders’ beneficial ownership after completion of this offering, assuming that all of the shares covered hereby (but none of the other shares, if any, held by the Selling Stockholders) are sold to third parties.

The table is based on information supplied to us by the Selling Stockholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC. This information does not necessarily indicate beneficial ownership for any other purpose. The percentage of beneficial ownership after this offering is based on 2,795,192 shares outstanding on October 15, 2024.

The registration of the Shares does not mean that the Selling Stockholders will sell or otherwise dispose of all or any of these shares of common stock. The Selling Stockholders may sell or otherwise dispose of all, a portion or none of such shares from time to time. We do not know the number of Shares, if any, that will be offered for sale or other disposition by the Selling Stockholders under this prospectus. Additionally, we do not know how long the Selling Stockholders will hold the Warrants, whether any will exercise the Warrants, and upon such exercise, how long such Selling Stockholders will hold the Shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale of any of the Shares. Furthermore, the Selling Stockholders may have sold, transferred, or disposed of the Shares covered hereby in transactions exempt from the registration requirements of the Securities Act since the date on which we filed this prospectus.

When we refer to the Selling Stockholders in this prospectus, we are referring to the Selling Stockholders identified in this prospectus and, as applicable, their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

	Beneficial Ownership Before This Offering		Beneficial Ownership After This Offering
Selling Stockholder	Number of Shares Beneficially Owned	Shares of Common Stock to be Sold in the Offering	Number of Shares Beneficially Owned	Percentage of Outstanding Shares
3i, LP (1)	123,398	65,673	57,725	2.0%
Armistice Capital Master Fund Ltd. (2)	290,358	290,358	0	*
Bigger Capital Fund, LP (3)	92,514	49,554	42,960	1.5%
District 2 Capital Fund LP (4)	32,590	19,554	13,036	*
FCMI Parent Co. (5)	1,869,487	653,210	1,216,277	35.3%
Lublin Financial Corporation (6)	98,684	42,051	56,633	2.0%
Point72 Associates, LLC (7)	500,727	310,364	190,363	6.1%
Vaccinex (Rochester), L.L.C. (8)	422,263	170,475	251,788	8.5%

*	Less than 1%
(1)	Maier J. Tarlow is the manager of 3i Management LLC, which is the general partner of 3i, LP, or 3i, and in such capacity has the right to vote and dispose of the securities held by 3i.
(2)

The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company, or the Master Fund, and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC, or Armistice Capital, as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3)

The securities are directly held by Bigger Capital Fund, LP, a Delaware limited partnership, or Bigger, and may be deemed to be beneficially owned by Michael Bigger, Managing Member of the general partner of Bigger. The address of Bigger is 11700 W Charleston Blvd 170-659, Las Vegas, NV 89135.

(4)

The securities are directly held by District 2 Capital Fund LP, a Delaware limited partnership, or District 2, and may be deemed to be beneficially owned by Michael Bigger, Managing Member of District 2. The address of District 2 is 14 Wall Street, 2nd Floor, Huntington, NY 11743.

(5)

Beneficial ownership before and after this offering includes (i) 1,020,633 shares owned directly by FCMI Parent Co., or FCMI, and (ii) 180 shares held by Pan Atlantic Holdings Ltd. Albert D. Friedberg, the Chairman of our Board of Directors, is the majority owner, a director and the president of FCMI and shares voting and investment power over the shares held by FCMI. The address for FCMI is 181 Bay Street, Suite 250, Toronto, Ontario Canada M5J 2T3.

(6)	Voting and investment power over the shares is held by Joseph Rutman, director of Lublin Financial Corporation.
(7)

Beneficial ownership before this offering consists of (i) 100,000 shares of common stock, (ii) 90,363 shares of common stock issuable upon exercise of pre-funded warrants and (iii) 310,364 shares of common stock issuable upon exercise of Warrants. Beneficial ownership after this offering consists of (i) 100,000 shares of common stock and (ii) 90,363 shares of common stock issuable upon exercise of pre-funded warrants. The Shares issuable upon exercise of the pre-funded warrants and the Warrants held by Point72 Associates, LLC, or Point72 Associates, are subject to a Beneficial Ownership Limitation of 9.99%. Point72 Asset Management, L.P. maintains investment and voting power with respect to the securities held by certain investment funds it manages, including by Point72 Associates. Point72 Capital Advisors, Inc. is the general partner of Point72 Asset Management, L.P. Mr. Steven A. Cohen controls each of Point72 Asset Management, L.P. and Point72 Capital Advisors, Inc. By reason of the provisions of Rule 13d-3 of the Exchange Act, each of Point72 Asset Management, L.P., Point72 Capital Advisors, Inc., and Mr. Cohen may be deemed to beneficially own the securities directly held by Point72 Associates reflected herein. Each of Point72 Asset Management, L.P., Point72 Capital Advisors, Inc., and Mr. Cohen disclaims beneficial ownership of any such securities. The principal business address of Point72 Associates is c/o Point72 Asset Management, L.P., 72 Cummings Point Road, Stamford, CT 06902.

(8)

Maurice Zauderer, Ph.D., our President and Chief Executive Officer and a member of our Board of Directors, is the president and a majority owner of Vaccinex (Rochester), L.L.C., or Vaccinex (Rochester), and exercises voting and investment power over the shares held by Vaccinex (Rochester). The address for Vaccinex (Rochester) is 44 Woodland Road, Pittsford, New York 14534.

Other Relationships with the Selling Stockholders

FCMI is the holder of more than 5% of our common stock. Albert D. Friedberg, the Chairman of our Board of Directors, is the majority owner, a director and the president of FCMI and shares voting and investment power over the shares held by FCMI.

Vaccinex (Rochester) is a holder of more than 5% of our common stock. Maurice Zauderer, Ph.D., our President and Chief Executive Officer and a member of our Board of Directors, is the president and a majority owner of Vaccinex (Rochester) and exercises voting and investment power over the shares held by Vaccinex (Rochester).

For a further description of our relationships with FCMI and Vaccinex (Rochester), please see “Certain Relationships and Related Person Transactions” beginning on page 45 of our 2024 proxy statement, filed with the SEC on  April 2, 2024, which is incorporated herein by reference.

Other than as identified above, the Selling Stockholders have not within the past three years had any position, office or other material relationship with us or any of our subsidiaries other than as holders of our securities. To our knowledge, the Selling Stockholders are not affiliates of any broker-dealer registered in the United States.

PLAN OF DISTRIBUTION

We are registering the resale of the Shares on behalf of the Selling Stockholders. The Selling Stockholders and any of their pledgees, assignees, and successors-in-interest may, from time to time, on a continuous or delayed basis, sell any or all of their Shares covered hereby directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed on any stock exchange, market, or trading facility on which the Shares are traded or in private transactions. The sale of the Selling Stockholders’ common stock offered by this prospectus may be effected in one or more of the following methods:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	transactions involving cross or block trades;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	exchange distributions in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales after the registration statement of which this prospectus forms a part becomes effective;

•	transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	“at the market” into an existing market for the common stock;

•	through the writing of options on the Shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In order to comply with the securities laws of certain states, if applicable, the Shares of the Selling Stockholders may be sold only through registered or licensed brokers or dealers. In addition, in certain states, such Shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

The Selling Stockholders may also sell or transfer Shares pursuant to any available exemption from the registration requirements of the Securities Act, including under Rule 144 promulgated under the Securities Act, or Rule 144, if available, rather than under this prospectus. In addition, the Selling Stockholders may transfer the Shares by other means not described in this prospectus.

The Selling Stockholders may also sell the Shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the Shares will do so for their own account and at their own risk. It is possible that the Selling Stockholders will attempt to sell the Shares in block transactions to market makers or other purchasers at a price per share that may be below the then market price.

Brokers, dealers, underwriters, or agents participating in the distribution of the Shares held by the Selling Stockholders as agents may receive compensation in the form of commissions, discounts, or concessions from the Selling Stockholders and/or purchasers of the common stock for whom the broker-dealers may act as agent. The Selling Stockholders may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the Shares if liabilities are imposed on that person under the Securities Act.

The Selling Stockholders have advised us that they have not entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the Selling Stockholders. If we are notified by the Selling Stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

In connection with the sale of the Shares or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging the positions they assume. The Selling Stockholders may also sell Shares short and deliver these Shares to close out their short positions, or loan or pledge the Shares to broker-dealers that in turn may sell these Shares. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities that require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

With regard only to the Shares it sells for its own behalf, each Selling Stockholder may be deemed an “underwriter” within the meaning of the Securities Act. This offering as it relates to each Selling Stockholder will terminate on the date that all Shares offered by the Selling Stockholder pursuant to this prospectus have been sold.

We may suspend the sale of Shares by the Selling Stockholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

If the Selling Stockholders use this prospectus for any sale of the Shares, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act.

We are required to pay the expenses in connection with the registration of the Shares being registered hereunder. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages, and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the date that (i) the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 or any other rule of similar effect.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the Selling Stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to the Shares. All of the foregoing may affect the marketability of the Shares and the ability of any person to engage in market-making activities with respect to the Shares.

LEGAL MATTERS

The validity of the shares of common stock offered hereby is being passed upon for us by Hogan Lovells US LLP, Baltimore, Maryland.

EXPERTS

The financial statements of Vaccinex, Inc. as of December 31, 2023, and 2022 and for each of the two years in the period ended December 31, 2023, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The SEC file number for each of the documents incorporated by reference in this prospectus is 001-38624. The documents incorporated by reference into this prospectus contain important information that you should read about us.

The following documents are incorporated by reference into this document:

•	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 2, 2024, as amended on Form 10-K/A, filed with the SEC on April 25, 2024;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024 and June 30, 2024, filed with the SEC on May 15, 2024 and August 14, 2024, respectively;

•

our Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that relate to such items) filed with the SEC on February  7, 2024 (as amended on February  8, 2024), February  13, 2024, February  15, 2024, February  21, 2024, March  4, 2024, March  27, 2024, March  28, 2024, April  1, 2024, April  12, 2024, May  9, 2024, July  31, 2024, August  20, 2024, September  13, 2024, September  19, 2024, and October 9, 2024; and

•

the description of our capital stock included under the caption “Description of Capital Stock” contained in our Registration Statement on Form 8-A filed with the SEC on August 8, 2018, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 9, 2020.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of this offering will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by contacting: Vaccinex, Inc., Attn: Corporate Secretary, 1895 Mount Hope Avenue, Rochester, New York 14620. In addition, copies of any or all of the documents incorporated herein by reference may be accessed at our website at www.vaccinex.com.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly, and current reports, proxy and information statements, and other information with the SEC. This prospectus is part of a registration statement that we have filed with the SEC relating to the common stock to be offered under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the common stock to be offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, where you may read and copy the registration statement, as well as our reports, proxy and information statements, and other information. The address of the SEC’s web site is www.sec.gov.

Copies of certain information filed by us with the SEC are also available on our website at www.vaccinex.com.